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                                                                Exhibit 10.33


                             ANGELICA CORPORATION
                       FORM 10-K FOR FISCAL YEAR ENDED
                               JANUARY 31, 1998

                                   SCHEDULE


This schedule is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purpose of setting forth the material details of a grant of restricted stock to Don W. Hubble on January 2, 1998:

Don W. Hubble received, upon accepting the position as Chief Executive Officer of Angelica Corporation on January 1, 1998, a grant of 25,000 shares of restricted Common Stock. The shares vest over a period of three years and are forfeitable if Mr. Hubble leaves for reasons other than death or disability prior to the expiration of the vesting period.